LOOMIS, SAYLES & CO., L.P.

Code of Ethics

Policy on Personal Trading and
Related Activities
by Loomis Sayles Personnel

EFFECTIVE:
January 14, 2000

AS AMENDED:
January 1, 2003
March 1, 2004
January 1, 2005
August 23, 2005
January 1, 2006
June 1, 2006
July 24, 2006
April 25, 2007
August 1, 2007
October 25, 2007
April 22, 2008
December 4, 2008
February 10, 2009
July 17, 2009
May 20, 2010

Table of Contents
1.	INTRODUCTION	3
2.	STATEMENT OF GENERAL PRINCIPLES	3
3.	A FEW KEY TERMS	4
3.1.	Covered Security	4
3.2.	Beneficial Ownership	5
3.3.	Investment Control	6
3.4.	Maintaining Personal Accounts	6
4.	SUBSTANTIVE RESTRICTIONS ON PERSONAL TRADING	7
4.1.	Preclearance	7
4.2.	Good Until Canceled and Limit Orders	8
4.3.	Short Term Trading Profits	8
4.4.	Restrictions on Round Trip Transactions in Loomis Advised Funds	9
4.5.	Futures and Related Options	10
4.6.	Short Sales	10
4.7.	Competing with Client Trades	10
4.8.	Investment Person Seven-Day Blackout Rule	10
4.9.	Large Cap/De Minimis Exemption	12
4.10.	Research Analyst Three-Day Blackout Before a Recommendation	12
4.11.	Access Person Seven-Day Blackout After Recommendation Change	12
4.12.	Initial Public Offerings	13
4.13.	Private Placement Transactions	13
4.14.	Exemptions Granted by the Chief Compliance Officer	13
5.	PROHIBITED OR RESTRICTED ACTIVITIES	14
5.1.	Public Company Board Service and Other Affiliations	14
5.2.	Participation in Investment Clubs and Private Pooled Vehicles	14
6.	REPORTING REQUIREMENTS	14
6.1.	Initial Holdings Reporting, Account Disclosure and Acknowledgement of Code	14
6.2.	Brokerage Confirmations and Brokerage Account Statements	15
6.3.	Quarterly Transaction Reporting and Account Disclosure	16
6.4.	Annual Reporting	16
6.5.	Review of Reports by Chief Compliance Officer	17
6.6.	Internal Reporting of Violations to the Chief Compliance Officer	17
7.	SANCTIONS	17
8.	RECORDKEEPING REQUIREMENTS	18
9.	MISCELLANEOUS	19
9.1.	Confidentiality	19
9.2.	Disclosure of Client Trading Knowledge	19
9.3.	Notice to Access Persons, Investment Personnel and Research Analysts as to Status	19
9.4.	Notice to Personal Trading Compliance of Engagement of Independent Contractors	19
9.5.	Questions and Educational Materials	19

LOOMIS, SAYLES & CO., L.P.
Code of Ethics

Policy on Personal Trading and
Related Activities

1. INTRODUCTION

This Code of Ethics (“Code”) has been adopted by Loomis, Sayles & Co., L.P. (“Loomis
Sayles”) to govern certain conduct of Loomis Sayles’ Supervised Persons and personal trading in securities and related activities of those individuals who have been deemed Access Persons thereunder, and under certain circumstances, those Access Persons’ family members and others in a similar relationship to them.

The policies in this Code reflect Loomis Sayles’ desire to detect and prevent not only situations involving actual or potential conflicts of interest or unethical conduct, but also those situations involving even the appearance of these.

2. STATEMENT OF GENERAL PRINCIPLES

It is the policy of Loomis Sayles that no Access Person or Supervised Person as such terms are defined under the Loomis Sayles’ Code, (please note that Loomis Sayles treats all employees as
Access Persons) shall engage in any act, practice or course of conduct that would violate the Code, the fiduciary duty owed by Loomis Sayles and its personnel to Loomis Sayles’ clients, Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), the Employee
Retirement Income Security Act of 1974, as amended (“ERISA”), or the provisions of Section 17(j)
of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17j-1 there under.
It is required that all Access Persons must comply with all applicable laws, rules and regulations including, but not limited to the Federal Securities Laws. The fundamental position of Loomis
Sayles is, and has been, that it must at all times place the interests of its clients first. Accordingly, your personal financial transactions (and in some cases, those of your family members and others in a similar relationship to you) and related activities must be conducted consistently with this Code and in such a manner as to avoid any actual or potential conflict of interest or abuse of your position of trust and responsibility.

Without limiting in any manner the fiduciary duty owed by Loomis Sayles to its clients, it should be noted that Loomis Sayles considers it proper that purchases and sales be made by Access
Persons in the marketplace of securities owned by Loomis Sayles’ clients, provided that such securities transactions comply with the spirit of, and the specific restrictions and limitations set forth in the Code. In making personal investment decisions, however, you must exercise extreme care to ensure that the provisions of the Code are not violated and under no circumstances, may an Access
Person use the knowledge of Covered Securities purchased or sold by any client of Loomis Sayles or Covered Securities being considered for purchase or sale by any client of Loomis Sayles to profit personally, directly or indirectly, by the market effect of such transactions.

Improper trading activity can constitute a violation of the Code. The Code can also be violated by an Access Person’s failure to file required reports, by making inaccurate or misleading reports or statements concerning trading activity, or by opening an account with a non-Select
Broker.

It is not intended that these policies will specifically address every situation involving personal trading. These policies will be interpreted and applied, and exceptions and amendments will be made, by Loomis Sayles in a manner considered fair and equitable, but in all cases with the view of placing Loomis Sayles’ clients’ interests paramount. It also bears emphasis that technical compliance with the procedures, prohibitions and limitations of this Code will not automatically insulate you from scrutiny of, and sanctions for, securities transactions which indicate an abuse of
Loomis Sayles’ fiduciary duty to any of its clients.

You are encouraged to bring any questions you may have about the Code to Personal
Trading Compliance. Please do not guess at the answer.

Personal Trading Compliance, the Chief Compliance Officer and the Ethics Committee
will review the terms and provisions of the Code at least annually and make amendments as necessary. Any amendments to the Code will be provided to you.

3. A FEW KEY TERMS

Boldfaced terms have special meaning in this Code. The application of a particular Code requirement to you may hinge on the elements of the definition of these terms. See the Glossary at the end of this Code for definitions of these terms. In order to have a basic understanding of the
Code, however, you must have an understanding of the terms “Covered Security”, “Beneficial
Ownership” and “Investment Control” as used in the Code.

3.1.	Covered Security

This Code generally relates to transactions in and ownership of an investment that is a
Covered Security. Currently, this means any type of equity or debt security (such as common and preferred stocks, and corporate and government bonds or notes), any equivalent (such as ADRs), any derivative, instrument representing, or any rights relating to, a Covered Security, and any closely related security (such as certificates of participation, depository receipts, collateral–trust certificates, put and call options, warrants, and related convertible or exchangeable securities and securities indices). Shares of closed-end funds, municipal obligations and securities issued by agencies and instrumentalities of the U.S. government (e.g. GNMA obligations) are also considered
Covered Securities under the Code.

Additionally, the shares of any investment company registered under the Investment
Company Act that is advised, sub-advised, or distributed by Loomis Sayles, Natixis, or a Natixis affiliate (“Reportable Funds”) are deemed to be Covered Securities for purposes of certain provisions of the Code. Reportable Funds include any open-ended or closed-end funds advised, sub-advised, or distributed by Loomis Sayles, Natixis, or a Natixis affiliate, but exclude money market funds. A current list of Reportable Funds is attached as Exhibit One and will be maintained on the firm’s intranet site under the Legal and Compliance page.

Explanatory Note:	While the definition of Reportable Funds encompasses funds that are advised, sub-advised and/or distributed by Natixis and its affiliates, only those funds advised or sub-advised by Loomis Sayles ("Loomis Advised Fund") are subject to certain trading restrictions of the Code (specifically, the Short-
Term Trading Profit and Round Trip Transaction restrictions). Please refer to Section 4.3 and 4.4 of the Code for further explanation of these trading restrictions. Additionally, Exhibit One distinguishes between those funds that are subject to reporting only under the Code (all Reportable Funds) and those that are subject to both reporting and the aforementioned trading restrictions (Loomis Advised Funds).

Shares of exchange traded funds (“ETFs”) and closed-end funds are deemed to be Covered
Securities for the purposes of certain provisions of the Code. Broad based open-ended ETFs with either a market capitalization exceeding U.S. $1 billion OR an average daily trading volume exceeding 1 million shares (over a 90 day period) (“Exempt ETFs”) are exempt from certain provisions of the Code. A current list of Exempt ETFs is attached as Exhibit Two and will be maintained on the firm’s intranet site under the Legal and Compliance page.

All Access Persons are expected to comply with the spirit of the Code, as well as the specific rules contained in the Code. Therefore, while the lists of Reportable Funds and Exempt
ETFs are subject to change, it is ultimately the responsibility of all Access Persons to review these lists which can be found in Exhibit(s) One and Two, prior to making an investment in a Reportable
Fund or ETF.

Please see Exhibit Three for the application of the Code to a specific Covered Security or instrument, including exemptions from preclearance.

It should be noted that private placements, hedge funds and investment pools are deemed to be Covered Securities for purposes of the Code whether or not advised, sub-advised, or distributed by Loomis Sayles or a Natixis investment adviser. Investments in such securities are discussed under sections 4.13 and 5.2.

3.2.	Beneficial Ownership

The Code governs any Covered Security in which an Access Person has any direct or indirect “Beneficial Ownership.” Beneficial Ownership for purposes of the Code means a direct or indirect “pecuniary interest” that is held or shared by you directly or indirectly (through any contract, arrangement, understanding, relationship or otherwise) in a Covered Security. The term
“pecuniary interest” in turn generally means your opportunity directly or indirectly to receive or share in any profit derived from a transaction in a Covered Security, whether or not the Covered
Security or the relevant account is in your name and regardless of the type of account (i.e.
brokerage account, direct account, or retirement plan account). Although this concept is subject to a variety of U.S. Securities and Exchange Commission (“SEC”) rules and interpretations, you should know that you are presumed under the Code to have an indirect pecuniary interest as a result of:

•	ownership of a Covered Security by your spouse or minor children;

•	ownership of a Covered Security by a live-in partner who shares your household and combines his/her financial resources in a manner similar to that of married persons;

•	ownership of a Covered Security by your other family members sharing your household
(including an adult child, a stepchild, a grandchild, a parent, stepparent, grandparent, sibling, mother- or father-in-law, sister- or brother-in-law, and son- or daughter-in-law);

•	your share ownership, partnership interest or similar interest in Covered Securities held by a corporation, general or limited partnership or similar entity you control;

•	your right to receive dividends or interest from a Covered Security even if that right is separate or separable from the underlying securities;

•	your interest in a Covered Security held for the benefit of you alone or for you and others in a trust or similar arrangement (including any present or future right to income or principal); and

•	your right to acquire a Covered Security through the exercise or conversion of a
“derivative Covered Security.”

Explanatory Note:	All accounts in which an Access Person has Beneficial Ownership are subject to the Code (such accounts include, but are not limited to, personal brokerage accounts, mutual fund accounts, accounts of your spouse, accounts of minor children living in your household, Family of Fund accounts, transfer agent accounts holding mutual funds or book entry shares,
IRAs, 401Ks, trusts, DRIPs, ESOPs, etc).

Please see Exhibit Four to this Code for specific examples of the types of interests and accounts subject to the Code.

3.3.	Investment Control

The Code governs any Covered Security in which an Access Person has direct or indirect
“Investment Control.” The term Investment Control encompasses any influence (i.e., power to manage, trade, or give instructions concerning the investment disposition of assets in the account or to approve or disapprove transactions in the account), whether sole or shared, direct or indirect, you exercise over the account or Covered Security.

You should know that you are presumed under the Code to have Investment Control as a result of having:

•	Investment Control (sole or shared) over your personal brokerage account(s)
•	Investment Control (sole or shared) over an account(s) in the name of your spouse or minor children, unless, you have renounced an interest in your spouse’s assets
(subject to the approval of the Chief Compliance Officer)
•	Investment Control (sole or shared) over an account(s) in the name of any family member, friend or acquaintance
•	Involvement in an Investment Club
•	Trustee power over an account(s)
•	The existence and/or exercise of a power of attorney over an account

Please see Exhibit Four to this Code for specific examples of the types of interests and accounts subject to the Code.

3.4.	Maintaining Personal Accounts

All Access Persons who have personal accounts that hold or can hold Covered Securities in which they have direct or indirect Investment Control and Beneficial Ownership are required to maintain such accounts at one of the following firms: Charles Schwab, Citi SmithBarney,

E*TRADE, Fidelity Investments, Merrill Lynch or TD Ameritrade (collectively, the “Select
Brokers”). Additionally, an Access Person may only purchase and hold shares of Reportable
Funds through either a Select Broker, directly from the Reportable Fund through its transfer agent, or through one or more of Loomis Sayles’ retirement plans.

Accounts in which the Access Person only has either Investment Control or Beneficial
Ownership; certain retirement accounts with an Access Person’s prior employer; and/or the retirement accounts of an Access Person’s spouse may be maintained with a firm other than the
Select Brokers with the approval of Personal Trading Compliance or the Chief Compliance
Officer.

Explanatory Note:	While certain accounts may be granted an exemption from certain provisions of the Code, inclusive of the Select Broker requirement (accounts managed by an outside adviser in which the Access Person exercises no investment discretion, accounts in which the Access Person's spouse is employed by another investment firm and must abide by that firm's Code of Ethics, etc.), such accounts are still subject to the reporting requirements of the Code and may be subject to the pre-clearance requirements of the Code (e.g. joint accounts). The terms of a specific exemption will be outlined in an exemption memorandum which is issued to the Access Person by Personal Trading
Compliance. An Access Person's failure to abide by the terms and conditions of an account exemption issued by Personal Trading Compliance could result in a violation of the Code.

4. SUBSTANTIVE RESTRICTIONS ON PERSONAL TRADING

The following are substantive prohibitions and restrictions on Access Persons’ personal trading and related activities. In general, the prohibitions set forth below relating to trading activities apply to accounts holding Covered Securities in which an Access Person has Beneficial
Ownership and Investment Control.

4.1.	Preclearance

Each Access Person must pre-clear through the PTA Preclearance System (“PTA”) all
Volitional transactions in Covered Securities (i.e. transactions in which the Access Person has determined the timing as to when the purchase or sale transaction will occur and amount of shares to be purchased or sold) in which he or she has Investment Control and in which he or she has or would acquire Beneficial Ownership. Exceptions to the preclearance requirement include, but are not limited to: Open-ended mutual funds including Reportable Funds, Exempt ETFs listed in
Exhibit Two, and US Government Agency bonds (i.e. GNMA, FNMA, FHLMC), as set forth in
Exhibit(s) Three and Five.

Explanatory Note:	Futures, options and swap transactions in Covered Securities must be manually pre-cleared by Personal Trading Compliance since PTA cannot handle such transactions. Initial public offerings, private placement transactions, including hedge funds whether or not they are advised, sub-
advised, or distributed by Loomis Sayles or a Natixis investment adviser, participation in investment clubs and private pooled vehicles require special preclearance as detailed under Sections 4.12, 4.13 and 5.2 of the Code.

Explanatory Note:	Broad based open-ended ETFs with either a market capitalization exceeding
$1billion OR an average daily trading volume exceeding 1 million shares
(over a 90 day period )are exempt from the preclearance and trading restrictions set forth in Sections 4.1, 4.3, 4.6, 4.7, 4.8, 4.10 and 4.11 of the
Code. A list of the Exempt ETFs is provided in Exhibit Two of the Code. All closed end-funds, closed-end ETFs, sector based/narrowly defined ETFs and broad based open-ended ETFs with a market capitalization below U.S. $1 billion AND an average daily trading volume below 1 million shares (over a
90 day period) are subject to the preclearance and trading restrictions detailed under Section 4 of the Code.

All ETFs, including those that are exempt from preclearance, and closed-
end funds are subject to the reporting requirements detailed in Section 6 of the Code.

Any transaction approved pursuant to the preclearance request procedures must be executed by the end of the trading day on which it is approved unless Personal Trading Compliance, extends the preclearance for an additional trading day. If the Access Person’s trade has not been executed by the end of the same trading day (or the next trading day in the case of an extension), the
“preclearance” will lapse and the Access Person may not trade without again seeking and obtaining preclearance of the intended trade.

Preclearance requests can only be submitted through PTA and/or to Personal Trading
Compliance Monday – Friday from 9:30am-4:00pm Eastern Standard Time.

If after preclearance is given and before it has lapsed, an Access Person becomes aware that a Covered Security as to which he or she obtained preclearance has become the subject of a buy or sell order or is being considered for purchase or sale for a client account, the Access Person who obtained the preclearance must consider the preclearance revoked and must notify Personal
Trading Compliance immediately. If the transaction has already been executed before the Access
Person becomes aware of such facts, no violation will be considered to have occurred as a result of the Access Person’s transactions.

If an Access Person has actual knowledge that a requested transaction is nevertheless in violation of this Code or any provision thereof, approval of the request will not protect the Access
Person’s transaction from being considered in violation of the Code. The Chief Compliance
Officer or Personal Trading Compliance may deny or revoke preclearance for any reason that is deemed to be consistent with the spirit of the Code.

4.2.	Good Until Canceled and Limit Orders

No Access Person shall place a “good until canceled,” “limit” or equivalent order with his/her broker except that an Access Person may utilize a “day order with a limit” so long as the transaction is consistent with provisions of this Code, including the preclearance procedures. All orders must expire at the end of the trading day on which they are pre-cleared unless otherwise extended by Personal Trading Compliance.

4.3.	Short Term Trading Profits

No Access Person may profit from the Volitional purchase and sale, or conversely the
Volitional sale and purchase, of the same or equivalent Covered Security (including Loomis
Advised Funds) within 60 calendar days (unless the sale involved shares of a Covered Security that were acquired more than 60 days prior). Hardship exceptions may be requested (in advance)
from Personal Trading Compliance.

An Access Person may sell a Covered Security (including Loomis Advised Funds) or cover an existing short position at a loss within 60 calendar days. Such requests must be submitted through the PTA System and to Personal Trading Compliance for approval because the PTA
System does not have the capability to determine whether the Covered Security will be sold at a gain or a loss.

Explanatory Note:	For purposes of calculating the 60 day holding period, the trade date of a given purchase or sale is deemed to be day zero. 60 full days must pass before an Access Person can trade that same Covered Security for a profit and therefore, allowing the Access Person to do so on the 61st day.

Explanatory Note:	The Short Term Trading Profits provision is applicable to transactions that are executed across all of an Access Person's accounts. For example, if an
Access Person sold shares of ABC in Fidelity brokerage account 1234 today, that Access Person would not be allowed to buy shares of ABC in Charles
Schwab IRA account 4567 at a profit (lower price) within 60 days following the sale.

Explanatory Note:	Please refer to Exhibit One for a current list of Loomis Advised Funds.
Please also note that all closed-end funds are subject to the trading restrictions of Section 4.3 of the Code.

4.4.	Restrictions on Round Trip Transactions in Loomis Advised Funds

In addition to the 60 day holding period requirement for purchases and sales of Loomis
Advised Funds, an Access Person is prohibited from purchasing, selling and then re-purchasing shares of the same Loomis Advised Fund within a 90 day period (“Round Trip Restriction"). The
Round Trip Restriction does not limit the number of times an Access Person can purchase a Loomis
Advised Fund or sell a Loomis Advised Fund during a 90 day period. In fact, subject to the holding period requirement described above, an Access Person can purchase a Loomis Advised
Fund (through one or multiple transactions) and can liquidate their position in that fund (through one or several transactions) during a 90 day period. However, an Access Person cannot then reacquire a position in the same Loomis Advised Fund previously sold within the same 90 day period.

The Round Trip Restriction will only apply to Volitional transactions in Loomis Advised
Funds. Therefore, shares of Loomis Advised Funds acquired through a dividend reinvestment or dollar cost averaging program, and automatic monthly contributions to the firm’s 401K plan will not be considered when applying the Round Trip Restriction.

Finally, all Volitional purchase and sale transactions of Loomis Advised Funds, in any share class and in any employee account (i.e., direct account with the Loomis Advised Fund,
Select Broker account, 401K account, etc.) will be matched for purposes of applying the Round
Trip Restriction.

Explanatory Note:	Only Loomis Advised Funds are subject to Section 4.4 of the Code. Please refer to Exhibit One for a current list of Loomis Advised Funds.

4.5.	Futures and Related Options

No Access Person shall use derivatives including but not limited to options, futures, swaps or warrants on a Covered Security to evade the restrictions of the Code. In other words, no Access
Person may use derivative transactions with respect to a Covered Security if the Code would prohibit the Access Person from taking the same position directly in the underlying Covered
Security.

4.6.	Short Sales

No Access Person may purchase a put option, sell a call option, sell a Covered Security short or otherwise take a short position in a Covered Security then being held long in a Loomis
Sayles client account, unless, in the cases of the purchase of a put or sale of a call option, the option is on a broad based index.

4.7.	Competing with Client Trades

Except as set forth in Section 4.9, an Access Person may not, directly or indirectly, purchase or sell a Covered Security (Reportable Funds are not subject to this rule.) when the Access
Person knows, or reasonably should have known, that such Covered Securities transaction competes in the market with any actual or considered Covered Securities transaction for any client of Loomis Sayles, or otherwise acts to harm any Loomis Sayles client’s Covered Securities transactions.

Generally preclearance will be denied if:

•	a Covered Security or a closely related Covered Security is the subject of a pending “buy” or “sell” order for a Loomis Sayles client until that buy or sell order is executed or withdrawn.

•	the Covered Security is being considered for purchase or sale for a Loomis Sayles client, until that security is no longer under consideration for purchase or sale.

•	the Covered Security is on the Loomis Sayles “Restricted List” or “Concentration
List” (or such other trading restriction list as Loomis Sayles, may from time to time establish).

For those transactions pre-cleared through the PTA System, such system will have the information necessary to deny preclearance if any of these situations apply. Therefore, you may assume the Covered Security is not being considered for purchase or sale for a client account unless you have actual knowledge to the contrary, in which case the preclearance you received is null and void. For Covered Securities requiring manual preclearance (i.e. futures, options and other derivative transactions in Covered Securities), the applicability of such restrictions will be determined by Personal Trading Compliance upon the receipt of the preclearance request.

4.8.	Investment Person Seven-Day Blackout Rule

Except as set forth in Section 4.9 below, no Investment Person shall, directly or indirectly, purchase or sell any Covered Security (Reportable Funds are not subject to this rule) within a period of seven (7) calendar days (trade date being day zero) before and after the date that a Loomis
Sayles client, with respect to which he or she has the ability to influence investment decisions or has prior investment knowledge regarding associated client activity, has purchased or sold such

Covered Security or a closely related Covered Security. It is ultimately the Investment Person’s responsibility to understand the rules and restrictions of the Code and to know what Covered
Securities are being traded in his/her client(s) account(s) or any account(s) with which he/she is associated.

Explanatory Note:	The “seven days before” element of this restriction is based on the premise that an Investment Person who has the ability to influence investment decisions or has prior investment knowledge regarding associated client activity can normally be expected to know, upon execution of his or her personal trade, whether any client as to which he or she is associated, has traded, or will be trading in the same or closely related Covered Security within seven days of his or her personal trade. Furthermore, an Investment
Person who has the ability to influence investment decisions has a fiduciary obligation to recommend and/or affect suitable and attractive trades for clients regardless of whether such trades may cause a prior personal trade to be considered an apparent violation of this restriction. It would constitute a breach of fiduciary duty and a violation of this Code to delay or fail to make any such recommendation or transaction in a client account in order to avoid a conflict with this restriction.

It is understood that there may be particular circumstances (i.e. news on an issuer, a client initiated liquidation, subscription or rebalancing) that may occur after an Investment Person’s personal trade which gives rise to an opportunity or necessity for an associated client to trade in that Covered
Security which did not exist or was not anticipated by that person at the time of that person’s personal trade. Personal Trading Compliance, will review any extenuating circumstances which may warrant the waiving of any remedial actions in a particular situation involving an inadvertent violation of this restriction. In such cases, an exception to the Investment Person
Seven-Day Blackout Rule will be granted upon approval by the Chief
Compliance Officer.

Explanatory Note:	The trade date of an Investment Person's purchase or sale is deemed to be day zero. Any associated client trade activity executed, in either that Covered
Security or a closely related Covered Security, 7 full calendar days before or after an Access Person's trade will be considered a violation of the
Investment Person Seven-Day Blackout Rule. For example, if a client account purchased shares of company ABC on May 4th, any Access Person who is associated with that client account cannot trade ABC in a personal account until May 12th without causing a potential conflict with the
Investment Person Seven-Day Blackout Rule.

Explanatory Note:	While the Investment Person Seven-Day Blackout Rule is designed to address conflicts between Investment Persons and their clients, it is the fiduciary obligation of all Access Persons to not affect trades in their personal account if they have prior knowledge of any Loomis Sayles client trade activity that could potentially cause harm to clients or by which the Access Person could potentially benefit. The personal trade activity of all Access Persons is monitored by Personal Trading Compliance for potential conflicts with client account trading activity.

4.9.	Large Cap/De Minimis Exemption

An Access Person who wishes to make a trade in a Covered Security that would otherwise be denied preclearance solely because the Covered Security is under consideration or pending execution for a client as provided in Section 4.7 or because such transaction would violate the
Investment Person Seven Day Blackout Restriction set forth in Section 4.8 above, will nevertheless receive approval when submitted for preclearance provided that:

•	the issuer of the Covered Security in which the Access Person wishes to transact has a market capitalization exceeding U.S. $5 billion (a “Large Cap
Security”); AND

•	the aggregate amount of the Access Person’s transactions in that Large Cap
Security on that day across all personal accounts does not exceed $10,000 USD.

Such transactions will be subject to all other provisions of the Code.

4.10. Research Analyst Three-Day Blackout Before a Recommendation

During the three (3) business day period before a Research Analyst issues a
Recommendation on a Covered Security, that Research Analyst may not purchase or sell
Covered Securities of that same issuer.

Explanatory Note:	It is understood that there may be particular circumstances such as a news release, change of circumstance or similar event that may occur after a
Research Analyst’s personal trade which gives rise to a need, or makes it appropriate, for a Research Analyst to issue a Recommendation on said
Covered Security. A Research Analyst has an affirmative duty to make unbiased Recommendations and issue reports, both with respect to their timing and substance, without regard to his or her personal interest. It would constitute a breach of a Research Analyst’s fiduciary duty and a violation of this Code to delay or fail to issue a Recommendation in order to avoid a conflict with this restriction.

Personal Trading Compliance will review any extenuating circumstances which may warrant the waiving of any remedial sanctions in a particular situation involving an inadvertent violation of this restriction. In such cases, an exception to the Research Analyst 3-Day Blackout Rule will be granted upon approval by the Chief Compliance Officer.

4.11. Access Person Seven-Day Blackout After Recommendation Change

During the seven (7) calendar day period after a Recommendation is issued for a Covered
Security, no Access Person may purchase or sell Covered Securities of that same issuer. A request to pre-clear a transaction in a Covered Security will be denied if there has been a
Recommendation published for the issuer of such Covered Security during the past seven (7)
calendar days.

Explanatory Note:	The date of issuance for a given recommendation is deemed to be day zero. 7 full days must pass before an Access Person can trade in a Covered Security of that same issuer. In addition, a bond recommendation change will restrict an employee's interest in purchasing the equity securities of the same issuer, and vice versa.

4.12. Initial Public Offerings

Investing in Initial Public Offerings of Covered Securities is prohibited unless such opportunities are connected with your prior employment compensation (i.e. options, grants, etc.) or your spouse’s employment compensation. No Access Person may, directly or indirectly, purchase any securities sold in an Initial Public Offering without obtaining prior written approval from the
Chief Compliance Officer.

4.13. Private Placement Transactions

No Access Person may, directly or indirectly, purchase any Covered Security offered and sold pursuant to a Private Placement Transaction without obtaining the advance written approval of Personal Trading Compliance, the Chief Compliance Officer and the applicable Access
Person’s supervisor or other appropriate member of senior management. Private Placement investments include hedge funds. A Private Placement Investment Approval can be obtained by completing an automated Private Placement Approval Form which can be found on the Legal and
Compliance Intranet Homepage under 'Personal Trading Compliance Forms'.

Explanatory Note:	If you have been authorized to acquire a Covered Security in a Private
Placement Transaction, you must disclose to Personal Trading Compliance if you are involved in a client’s subsequent consideration of an investment in the issuer of the Private Placement, even if that investment involves a different type or class of Covered Security. In such circumstances, the decision to purchase securities of the issuer for a client must be independently reviewed by an Investment Person with no personal interest in the issuer.

The purchase of additional shares or the subsequent sale of an approved Private Placement
Transaction does not require preclearance provided there are no publicly traded Covered
Securities in the corporation, partnership or limited liability company whose shares the Access
Person owns. However, if the issuer of the Private Placement has publicly traded Covered
Securities, then the sale of such Private Placements must be pre-cleared with Personal Trading
Compliance. Further, additional purchases and any subsequent sales of an approved private placement, regardless of whether or not the issuer is publicly traded, must be reported quarterly and annually as detailed in Section 6 of the Code.

4.14. Exemptions Granted by the Chief Compliance Officer

Subject to applicable law, Personal Trading Compliance or the Chief Compliance
Officer may from time to time grant exemptions, other than or in addition to those described in
Exhibit Five, from the trading restrictions, preclearance requirements or other provisions of the
Code with respect to particular individuals such as non-employee directors, consultants, temporary employees, interns or independent contractors, and types of transactions or Covered Securities, where, in the opinion of the Chief Compliance Officer, such an exemption is appropriate in light of all the surrounding circumstances.

5.	PROHIBITED OR RESTRICTED ACTIVITIES
	5.1.	Public Company Board Service and Other Affiliations

To avoid conflicts of interest, inside information and other compliance and business issues, the firm prohibits Access Persons from serving as officers or members of the board of any publicly traded entity. This prohibition does not apply to service as an officer or board member of any parent or subsidiary of the firm.

In addition, in order to identify potential conflicts of interests, compliance and business issues, before accepting any service, employment, engagement, connection, association, or affiliation in or within any enterprise, business or otherwise, (herein after, collectively outside activity(ies)), an Access Person must obtain the advance written approval of Personal Trading
Compliance, the Chief Compliance Officer and the applicable Access Person’s supervisor or other appropriate member of senior management.

An Outside Business Activity approval can be obtained by completing an automated Outside
Business Activity Approval Form which can be found on the Legal and Compliance Intranet
Homepage under 'Personal Trading Compliance Forms'. In determining whether to approve such
Outside Activity, Personal Trading Compliance and the Chief Compliance Officer will consider whether such service will involve an actual or perceived conflict of interest with client trading, place impediments on Loomis Sayles’ ability to trade on behalf of clients or otherwise materially interfere with the effective discharge of Loomis Sayles’ or the Access Person’s duties to clients.

Explanatory Note:	Examples of Outside Activities include, but are not limited to, family businesses, acting as an officer, partner or trustee of an organization or trust, political positions, second jobs, professional associates, etc. Outside
Activities that are not covered by the Code are activities that involve a charity or foundation, as long as you do not provide investment or financial advice to the organization. Examples would include: volunteer work, homeowners' organizations (such as condos or coop boards), or other civic activities.

5.2.	Participation in Investment Clubs and Private Pooled Vehicles

No Access Person shall participate in an investment club or invest in a hedge fund, or similar private organized investment pool (but not an SEC registered open-end mutual fund)
without the express permission of Personal Trading Compliance, the Chief Compliance Officer
and the applicable Access Person’s supervisor or other appropriate member of senior management, whether or not the investment vehicle is advised, sub-advised or distributed by Loomis Sayles or a
Natixis investment adviser.

6.	REPORTING REQUIREMENTS
	6.1.	Initial Holdings Reporting, Account Disclosure and Acknowledgement of Code

Within 10 days after becoming an Access Person, each Access Person must file with Personal
Trading Compliance, a report of all Covered Securities holdings (including holdings of
Reportable Funds) in which such Access Person has Beneficial Ownership or Investment
Control. The information contained therein must be current as of a date not more than 45 days prior to the individual becoming an Access Person.

Additionally, within 10 days of becoming an Access Person, such Access Person must report all brokerage or other accounts that hold or can hold Covered Securities in which the Access
Person has Beneficial Ownership or Investment Control. The information must be as of the date the person became an Access Person. An Access Person can satisfy these reporting requirements by providing Personal Trading Compliance with a current copy of his or her brokerage account or other account statements, which hold or can hold Covered Securities. An automated Initial Code of
Ethics Certification and Disclosure Form can be found on the Legal and Compliance Intranet
Homepage under 'Personal Trading Compliance Forms'. This form must be completed and submitted to Personal Trading Compliance by the Access Person within 10 days of becoming an
Access Person. The content of the Initial Holdings information must include, at a minimum:

The title and type of security, the ticker symbol or CUSIP, number of shares, and principal amount of each Covered Security (including Reportable Funds) and the name of any broker, dealer or bank with which the securities are held.

Explanatory Note:	Loomis Sayles treats all of its employees as Access Persons. Therefore, you are deemed to be an Access Person as of the first day you begin working for the firm.

Explanatory Note:	Types of accounts in which Access Persons are required to report include, but are not limited to, personal brokerage accounts, mutual fund accounts, accounts of your spouse, accounts of minor children living in your household,
Family of Fund accounts, transfer agent accounts holding mutual funds or book entry shares, IRAs, 401Ks, trusts, DRIPs, ESOPs etc. In addition, physically held shares of Covered Securities must also be reported. An
Access Person should contact Personal Trading Compliance if they are unsure as to whether an account or personal investment is subject to reporting under the Code so the account or investment can be properly reviewed.

Upon becoming an Access Person, each Access Person will receive a copy of the Code.
Within the 10 day initial disclosure period and annually thereafter, each Access Person must acknowledge that he or she has received, read and understands the Code and recognize that he or she is subject hereto, and certify that he or she will comply with the requirements of the Code.

6.2.	Brokerage Confirmations and Brokerage Account Statements

Each Access Person must notify Personal Trading Compliance immediately upon opening an account that holds or may hold Covered Securities (including Reportable Funds), and must assist Personal Trading Compliance in ensuring that Loomis Sayles receives copies of the Access
Person’s confirmations and account statements for all accounts holding Covered Securities in which the Access Person has either Beneficial Ownership or Investment Control.

Explanatory Note:	If the opening of an account is not reported immediately to Personal Trading
Compliance, but is reported during the corresponding quarterly certification period, and there has not been any trade activity in the account, then the
Access Person will be deemed to have met their reporting obligations under this Section of the Code.

6.3.	Quarterly Transaction Reporting and Account Disclosure

Utilizing the PTA System, each Access Person must file a report of all Volitional transactions in Covered Securities (including Volitional transactions in Reportable Funds) made during each calendar quarterly period in which such Access Person has, or by reason of such transaction acquires or disposes of, any Beneficial Ownership of a Covered Security (even if such Access
Person has no direct or indirect Investment Control over such Covered Security), or as to which the Access Person has any direct or indirect Investment Control (even if such Access Person has no Beneficial Ownership in such Covered Security). Non-volitional transactions in Covered
Securities (including Reportable Funds) such as automatic monthly payroll deductions, changes to future contributions within the Loomis Sayles Retirement Plans, dividend reinvestment programs, dollar cost averaging programs, and transactions made within the Guided Choice Program are subject to annual reporting only. If no transactions in any Covered Securities, required to be reported, were effected during a quarterly period by an Access Person, such Access Person shall nevertheless submit a report through PTA within the time frame specified below stating that no reportable securities transactions were affected. The following information will be available in electronic format for Access Persons to verify on their Quarterly Transaction report:

The date of the transaction, the title of the security, ticker symbol or CUSIP, number of shares, and principal amount of each reportable security, nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition), the price of the transaction, and the name of the broker, dealer or bank with which the transaction was effected. However, the Access Person is responsible for confirming the accuracy of this information and informing Personal Trading
Compliance if his or her reporting information is inaccurate or incomplete.

With the exception of those accounts described in Exhibit Four, Access Persons are also required to report each account that may hold or holds Covered Securities (including accounts that hold or may hold Reportable Funds) opened or closed by the Access Person during the reporting period.

Every quarterly report must be submitted no later than thirty (30) calendar days after the close of each calendar quarter.

6.4.	Annual Reporting

On an annual basis, as of a date specified by Personal Trading Compliance, each Access
Person must file with Personal Trading Compliance a dated annual certification which identifies all holdings in Covered Securities (including Reportable Funds) in which such Access Person has Beneficial Ownership and/or Investment Control. This reporting requirement also applies to shares of Covered Securities, including shares of Reportable Funds that were acquired during the year in Non-volitional transactions. Additionally, each Access Person must identify all personal accounts which hold or may hold Covered Securities (including Reportable Funds), in which such Access Person has Beneficial Ownership and/or Investment Control. The information in the Annual Package shall reflect holdings in the Access Person’s account(s) that are current as of a date specified by Personal Trading Compliance. The following information will be available in electronic format for Access Persons to verify on the Annual Holdings report:

The title of the security, the ticker symbol or CUSIP, number of shares, and principal amount of each Covered Security (including Reportable Funds) and the name of any broker, dealer or bank with which the securities are held. However, the Access Person is responsible for confirming the accuracy of this information and informing Personal Trading Compliance if his or her reporting information is inaccurate or incomplete.

Furthermore, on an annual basis, each Access Person must acknowledge and certify that during the past year he/she has received, read, understood and complied with the Code, Insider
Trading Policies and Procedures, and policies and procedures on political contributions found in the
Policies and Procedures on Gifts, Business Entertainment, and Political Contributions, except as otherwise disclosed in writing to Personal Trading Compliance or the Chief Compliance Officer.
Finally, as part of the annual certification, each Access Person must acknowledge and confirm any
Outside Activities in which he or she currently participates.

Every annual report must be submitted no later than (45) calendar days after the date specified by Personal Trading Compliance.

6.5.	Review of Reports by Chief Compliance Officer

The Chief Compliance Officer shall establish procedures as the Chief Compliance Officer may from time to time determine appropriate for the review of the information required to be compiled under this Code regarding transactions by Access Persons and to report any violations thereof to all necessary parties.

6.6.	Internal Reporting of Violations to the Chief Compliance Officer

Prompt internal reporting of any violation of the Code to the Chief Compliance Officer or
Personal Trading Compliance is required under Rule 204A-1. While the daily monitoring process undertaken by Personal Trading Compliance is designed to identify any violations of the Code and handle any such violations immediately, Access Persons and Supervised Persons are required to promptly report any violations they learn of resulting from either their own conduct or those of other Access Persons and Supervised Persons to the Chief Compliance Officer or Personal
Trading Compliance. It is incumbent upon Loomis Sayles to create an environment that encourages and protects Access Persons and Supervised Persons who report violations. In doing so, individuals have the right to remain anonymous in reporting violations. Furthermore, any form of retaliation against an individual who reports a violation could constitute a further violation of the
Code, as deemed appropriate by the Chief Compliance Officer. All Access Persons and
Supervised Persons should therefore feel safe to speak freely in reporting any violations.

7. SANCTIONS

Any violation of the substantive or procedural requirements of this Code will result in the imposition of a sanction as set forth in the firm’s then current Sanctions Policy, or as the Ethics
Committee may deem appropriate under the circumstances of the particular violation. These sanctions may include, but are not limited to:

•	a letter of caution or warning (i.e. Procedures Notice);
•	payment of a fine,
•	requiring the employee to reverse a trade and realize losses or disgorge any profits;
•	restitution to an affected client;
•	suspension of personal trading privileges;

•	actions affecting employment status, such as suspension of employment without pay, demotion or termination of employment; and

•	referral to the SEC, other civil authorities or criminal authorities.

Serious violations, including those involving deception, dishonesty or knowing breaches of law or fiduciary duty, will result in one or more of the most severe sanctions regardless of the violator’s history of prior compliance.

Explanatory Note:	Any violation of the Code, following a "first offense" whether or not for the same type of violation, will be treated as a subsequent offense.

Fines, penalties and disgorged profits will be donated to a charity selected by the Loomis
Sayles Charitable Giving Committee.

8. RECORDKEEPING REQUIREMENTS

Loomis Sayles shall maintain and preserve records, in an easily accessible place, relating to the Code of the type and in the manner and form and for the time period prescribed from time to time by applicable law. Currently, Loomis Sayles is required by law to maintain and preserve:

•	in an easily accessible place, a copy of this Code (and any prior Code of Ethics that was in effect at any time during the past five years) for a period of five years;

•	in an easily accessible place a record of any violation of the Code and of any action taken as a result of such violation for a period of five years following the end of the fiscal year in which the violation occurs;

•	a copy of each report (or information provided in lieu of a report including any manual preclearance forms and information relied upon or used for reporting)
submitted under the Code for a period of five years, provided that for the first two years such copy must be preserved in an easily accessible place;

•	copies of Access Persons’ and Supervised Persons’ written acknowledgment of receipt of the Code;

•	in an easily accessible place, a record of the names of all Access Persons within the past five years, even if some of them are no longer Access Persons, the holdings and transactions reports made by these Access Persons, and records of all Access
Persons’ personal securities reports (and duplicate brokerage confirmations or account statements in lieu of these reports);

•	a copy of each report provided to any Investment Company as required by paragraph (c)(2)(ii) of Rule 17j-1 under the 1940 Act or any successor provision for a period of five years following the end of the fiscal year in which such report is made, provided that for the first two years such record shall be preserved in an easily accessible place; and

•	a written record of any decision, and the reasons supporting any decision, to approve the purchase by an Access Person of any Covered Security in an Initial Public
Offering or Private Placement Transaction or other limited offering for a period of five years following the end of the fiscal year in which the approval is granted.

Explanatory Note:	Under Rule 204-2, the standard retention period required for all documents and records listed above is five years, in easily accessible place, the first two years in an appropriate office of Personal Trading Compliance.

9.	MISCELLANEOUS
9.1. Confidentiality

Loomis Sayles will keep information obtained from any Access Person hereunder in strict confidence. Notwithstanding the forgoing, reports of Covered Securities transactions and violations hereunder will be made available to the SEC or any other regulatory or self-regulatory organizations to the extent required by law rule or regulation, and in certain circumstances, may in
Loomis Sayles’ discretion be made available to other civil and criminal authorities. In addition, information regarding violations of the Code may be provided to clients or former clients of Loomis
Sayles that have been directly or indirectly affected by such violations.

9.2.	Disclosure of Client Trading Knowledge

No Access Person may, directly or indirectly, communicate to any person who is not an
Access Person or other approved agent of Loomis Sayles (e.g., legal counsel) any non-public information relating to any client of Loomis Sayles or any issuer of any Covered Security owned by any client of Loomis Sayles, including, without limitation, the purchase or sale or considered purchase or sale of a Covered Security on behalf of any client of Loomis Sayles, except to the extent necessary to comply with applicable law or to effectuate Covered Securities transactions on behalf of the client of Loomis Sayles.

9.3.	Notice to Access Persons, Investment Personnel and Research Analysts as to
Status

Personal Trading Compliance will initially determine an employee’s status as an Access
Person, Research Analyst or Investment Person and the client accounts to which Investment
Persons should be associated, and will inform such persons of their respective reporting and duties under the Code.

All Access Persons and/or the applicable Supervisor thereof, have an obligation to inform
Personal Trading Compliance if an Access Person’s responsibilities change during the Access
Person’s tenure at Loomis Sayles.

9.4.	Notice to Personal Trading Compliance of Engagement of Independent
Contractors

Any person engaging a consultant, temporary employee, intern or independent contractor shall notify Personal Trading Compliance of this engagement and provide to Personal Trading
Compliance, the information necessary to make a determination as to how the Code shall apply to such consultant, temporary employee, intern or independent contractor, if at all.

9.5.	Questions and Educational Materials

Employees are encouraged to bring to Personal Trading Compliance any questions you may have about interpreting or complying with the Code about Covered Securities, accounts that hold or may hold Covered Securities or personal trading activities of you, your family, or household members, about your legal and ethical responsibilities or about similar matters that may involve the Code.

Personal Trading Compliance will from time to time circulate educational materials or bulletins or conduct training sessions designed to assist you in understanding and carrying out your duties under the Code. On an annual basis, each Access Person is required to successfully complete a
Code of Ethics and Fiduciary Duty tutorial designed to educate Access Persons on their responsibilities under the Code.

GLOSSARY OF TERMS
The boldface terms used throughout this policy have the following meanings:

1.		“Access Person” means an “access person” as defined from time to time in Rule 17j-1 under the 1940 Act or any applicable successor provision. Currently, this means any director, or officer of Loomis Sayles, or any Advisory Person (as defined below) of
Loomis Sayles, but does not include any director who is not an officer or employee of
Loomis Sayles or its corporate general partner and who meets all of the following conditions:

	a.	He or she, in connection with his or her regular functions or duties, does not make, participate in or obtain information regarding the purchase or sale of Covered
Securities by a registered investment company, and whose functions do not relate to the making of recommendations with respect to such purchases or sales;

	b.	He or she does not have access to nonpublic information regarding any clients’
purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund; and

	c.	He or she is not involved in making securities recommendations to clients, and does not have access to such recommendations that are nonpublic.

Loomis Sayles treats all employees as Access Persons.

2.		“Advisory Person” means an “advisory person” and “advisory representative” as defined from time to time in Rule 17j-1 under the 1940 Act and Rule 204-2(a)(12) under the Advisers Act, respectively, or any applicable successor provision. Currently, this means (i) every employee of Loomis Sayles (or of any company in a Control relationship to Loomis Sayles), who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a
Covered Security by Loomis Sayles on behalf of clients, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and
(ii) every natural person in a Control relationship to Loomis Sayles who obtains information concerning recommendations made to a client with regard to the purchase or sale of a Covered Security. Advisory Person also includes: (a) any other employee designated by Personal Trading Compliance or the Chief Compliance Officer as an
Advisory Person under this Code; (b) any consultant, temporary employee, intern or independent contractor (or similar person) engaged by Loomis Sayles designated as such by Personal Trading Compliance or the Chief Compliance Officer as a result of such person’s access to information about the purchase or sale of Covered Securities by
Loomis Sayles on behalf of clients (by being present in Loomis Sayles offices, having access to computer data or otherwise).

3.		“Beneficial Ownership” is defined in Section 3.2 of the Code.

4.		“Chief Compliance Officer” refers to the officer or employee of Loomis Sayles designated from time to time by Loomis Sayles to receive and review reports of purchases and sales by Access Persons, and to address issues of personal trading. “Personal Trading Compliance” means the employee or employees of Loomis Sayles designated from time to time by the General Counsel of Loomis Sayles to receive and review reports of purchases and sales, and to address issues of personal trading, by the
Chief Compliance Officer, and to act for the Chief Compliance Officer in the absence of the Chief Compliance Officer.
5.	“Exempt ETF” is defined in Section 3.1 of the Code and a list of such funds is found in Exhibit Two.
6.	“Federal Securities Laws” refers to the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted there under by the SEC or the U.S.
Department of the Treasury, and any amendments to the above mentioned statutes.
7.	“Investment Control” is defined in Section 3.3 of the Code. This means “control” as defined from time to time in Rule 17j-1 under the 1940 Act and Rule 204-2(a)(12) under the Advisers Act or any applicable successor provision. Currently, this means the power to exercise a controlling influence over the management or policies of Loomis Sayles, unless such power is solely the result of an official position with Loomis Sayles.
8.	“Initial Public Offering” means an “initial public offering” as defined from time to time in Rule 17j-l under the 1940 Act or any applicable successor provision. Currently, this means any offering of securities registered under the Securities Act of 1933 the issuer of which immediately before the offering, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.
9.	“Investment Company” means any Investment Company registered as such under the 1940 Act and for which Loomis Sayles serves as investment adviser or subadviser or which an affiliate of Loomis Sayles serves as an investment adviser.
10.	“Investment Person” means all Portfolio Managers of Loomis Sayles and other
Advisory Persons who assist the Portfolio Managers in making and implementing investment decisions for an Investment Company or other client of Loomis Sayles, including, but not limited to, designated Research Analysts and traders of Loomis
Sayles. A person is considered an Investment Person only as to those client accounts or types of client accounts as to which he or she is designated by Personal Trading
Compliance or the Chief Compliance Officer as such. As to other accounts, he or she is simply an Access Person.
11. “Non-volitional” transactions are any transaction in which the employee has not determined the timing as to when the purchase or sale will occur and the amount of shares to be purchased or sold, i.e. changes to future contributions within the Loomis
Sayles Retirement Plans, dividend reinvestment programs, dollar cost averaging program, automatic monthly payroll deductions, and any transactions made within the
Guided Choice Program. Non-volitional transactions are not subject to the preclearance or quarterly reporting requirements under the Code.

12. “Portfolio Manager” means any individual employed by Loomis Sayles who has been designated as a Portfolio Manager by Loomis Sayles. A person is considered a
Portfolio Manager only as to those client accounts as to which he or she is designated by the Chief Compliance Officer as such. As to other client accounts, he or she is simply an Access Person.

13. “Private Placement Transaction” means a “limited offering” as defined from time to time in Rule 17j-l under the 1940 Act or any applicable successor provision. Currently, this means an offering exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or 4(6) or Rule 504, 505 or 506 under that Act, including hedge funds.

14. “Recommendation” means any initial rating or change therein, in the case of an equity
Covered Security, or any initial rating or status, or change therein in the case of a fixed income Covered Security in either case issued by a Research Analyst.

15. “Reportable Fund” is defined in Section 3.1 of the Code, and a list of such funds is found in Exhibit One.

16. "Loomis Advised Fund" is any Reportable Fund advised or sub-advised by Loomis
Sayles. A list of these funds can be found in Exhibit One.

17. “Research Analyst” means any individual employed by Loomis Sayles who has been designated as a Research Analyst or Research Associate by Loomis Sayles. A person is considered a Research Analyst only as to those Covered Securities which he or she is assigned to cover and about which he or she issues research reports to other
Investment Personnel. As to other securities, he or she is simply an Access Person.

18. “Covered Security” is defined in Section 3.1 of the Code.

19. “Select Broker” is defined in Section 3.4 of the Code.

20. “Supervised Person” is defined in Section 202(a)(25) of the Advisers Act and currently includes any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of Loomis Sayles, or other person who provides investment advice on behalf of Loomis Sayles and is subject to the supervision and control of Loomis Sayles.

21. “Volitional” transactions are any transactions in which the employee has determined the timing as to when the purchase or sale transaction will occur and amount of shares to be purchased or sold, i.e. making changes to existing positions or asset allocations within the Loomis Sayles retirement plans, sending a check or wire to the Transfer Agent of a
Reportable Fund, and buying or selling shares of a Reportable Fund in a brokerage account or direct account held with the applicable fund’s Transfer Agent. Volitional transactions are subject to the preclearance and reporting requirements under the Code.